Exhibit 11.1

MEGAWEST ENERGY CODE OF ETHICS

DIRECTORS & OFFICERS CODE OF ETHICS	NO. 07-050
PAGE of [INSERT PAGE NUMBER]
CORPORATE	ISSUED November 9, 2009

This document has been approved by the Chairperson of MegaWest Energy Corp. and is effective, from the date shown below, as part of MegaWest’s corporate governance policies.

Signed:         “Signed”                                                             Date: November 9, 2009
                              George T. Stapleton II

The CG & HR Committee shall periodically re-validate this Policy to ensure that it continues to serve the purpose intended.

As the corporation is a venture issuer for Canadian securities law purposes it need not create this policy.  The only requirement is to disclose annually “…what steps, if any, the board takes to encourage and promote a culture of ethical business conduct.”  (see Form 58 - 101F2).  Form 58 - 101F1 addresses the subject of this policy but is not required to be followed by the venture issuers, and National Policy 58 - 201 is recommended but not mandatory.  The references in [square brackets] are to Form F1/NP 58 - 201.

STATEMENT:

It is expected that the directors and officers will serve the Corporation in a manner reflective of the highest business and ethical standards and in a manner that will discharge all of their legal obligations. To maintain this standard of conduct the directors and officers will be guided by the following principles:

1.
To enhance the reputation of the Corporation in the community, the directors and officers must maintain a high standard of integrity in the conduct of their personal, business and professional affairs.

2.	In deliberation of the Corporation’s affairs the directors and officers will apply the highest business and ethical standards.

3.	As directors and officers are in a position of trust with respect to the Corporation, they will not:

a.	accept or offer any payment, gratuity or other asset, for assisting in obtaining business or securing special concessions from or for the benefit of the Corporation;

b.	profit on the acquisition or disposition of corporate property; and

c.	improperly use corporate assets for anyone’s personal benefit.[ NA/3.8(b) ]

4.	As directors and officers owe a duty of loyalty to the Corporation, their personal interest and their duty to the Corporation should not be put into conflict. Therefore:

a.
directors and officers will promptly report all actual, potential or perceived conflicts of interest to the Corporate Secretary (see Schedule A). If in doubt, any and all perceived conflicts should be reported. The Corporate Secretary shall bring such conflict to the attention of the Board Chairperson. No director shall participate in directors' discussions, deliberations or decision making affecting such conflicts relating to himself or herself as the case may be; and

b.
directors and officers will not sit on boards of corporations competing with the Corporation nor be members of organizations or groups adverse in interest to the Corporation without the permission of the board [s.5(b)/s.3.8(a)].

5.	As directors and officers must act in the best interests of the Corporation, they owe their duty to the Corporation as a whole and not to any particular constituency thereof.

6.
The directors and officers recognize that corporate information given to them as directors and officers is confidential and they will maintain such information in the strictest confidence.               [ NA/s.3.8(c) ]

7.	The directors and officers will comply with all laws affecting directors and officers including securities and corporate laws. As such, directors and officers, for example:[ NA/s.3.8(e)]

a.
Will not trade in the Corporation’s securities while they have material information not previously disclosed to the public or during company imposed "blackout periods" nor will the directors or officers "tip" others so they may benefit from such insider information; and

b.	Will comply with securities law requirements designed to ensure that the Corporation and its directors, officers and employees:

i.	have open and full disclosures to, and have honest discussions with, the external auditors who audit the Corporation's annual financial statements;

ii.	do not, directly or indirectly, falsify or cause to be falsified, any of the Corporation's financial and other documents and records; and

iii.	do not, directly or indirectly, improperly influence, coerce, manipulate or mislead the External Auditors for the purpose of rendering the Corporation's financial statements misleading.

8.	Any violation of this Code of Ethics may result in the board of directors requesting the immediate resignation of any board member.

9.
The directors and officers will disclose any and all heavy oil, bitumen and tar sand business opportunities presented, or discovered, on a first option basis to the Company’s Board Chairperson or CEO. These business opportunities are limited to those arising with respect to properties located in the United States of America and Canada.[s.5(b)/s.3.8(a) & (b)]

10.
The Company has an exclusivity of one hundred and eighty (180) days after receiving any information concerning said opportunity or opportunities, to accept or reject said heavy oil, bitumen or tar sand business opportunity. This period of exclusivity can be extended by the Company for any term so long as notice is provided before the termination period of the initial exclusivity.[ s.5(b)/s.3.8(a) & (b)]

11.
All materials, discussions, correspondence, activities and plans regarding any new business opportunities presented by a Director or Officer are to be held confidential by both parties for the duration of this Agreement, plus a 2 year period after termination of the Agreement, unless both parties mutually agree to release such information or materials to a third party or parties.[s.5(b)/s.3.8(a) & (b)]

12.
In January of each year, all directors and officers shall complete and submit a compliance and disclosure statement confirming compliance with this policy, as attached as Schedule B hereto. [s.5(a)(ii)/NA ]

13.	The directors and officers shall act to ensure the protection and proper use of the Corporation’s assets.[ NA/s.3.8(b) ]

14.	The directors and officers shall act fairly in dealing with the Corporation’s security holders, customers, suppliers, competitors and employees.[ NA/s.3.8(d)]

15.
The directors and officers shall report any illegal or unethical behavior to the CEO, or if not appropriate, top the chair of the Corporate Governance and HR Committee or to appropriate regulatory authorities if the behavior involves a breach of applicable regulatory rules or law.[ NA/s.3.8(f) ]

16.
The Board is responsible for monitoring compliance with this code.  Any waiver from this code may only be granted b the Board.  At the time the Board considers a waiver from this code it shall also consider whether the waiver may constitute a material change requiring disclosure.(see NP 58 - 201, s.3.9)  [ NA/s.3.9 ]

Dated this 9th day of November, 2009.

Chairman of the Board, George T. Stapleton II

Acknowledged and Accepted:

By: ___________________________________________________
       Director

Schedule “A”

Conflict of Interest	Directors Comments

Schedule "B"

To: Board Chairperson, Megawest Energy Corp.
  Calgary, Alberta

Re: Annual Compliance Report - Code of Ethics

I certify that I have reviewed the Company's Code of Ethics and that I am in compliance with the same and have been over the past year, [except for as follows:  ]

Dated  _________________, 20__

Name